Exhibit 5.1

                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                  April 4, 2002



3D Systems Corporation
26081 Avenue Hall
Valencia, California  91355


Ladies/Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by 3D Systems Corporation, a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 1,450,333 shares of common stock, par value $.001 per share, of the Company, which includes 617,000 shares of common stock issued in a private placement (the "Shares") and up to 833,333 shares of common stock issuable upon the conversion of 7% convertible subordinated debentures (the "Debenture Shares").

     We are of the opinion that the Shares have been duly authorized and are legally and validly issued, fully paid and non-assessable, and the Debenture Shares, when issued in accordance with the terms of the 7% convertible subordinated debentures, will be duly authorized, validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus which is part of this Registration Statement.


                                  Respectfully submitted,

                                  /S/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
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                                  AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P